Exhibit 3.14

OFFICE OF THE SECRETARY OF STATE

STATE OF OKLAHOMA

CERTIFICATE OF INCORPORATION

To all to Whom these Presents shall come, Greetings:

WHEREAS, Articles of Incorporation duly signed and verified of SAMSON RESOURCES COMPANY have been filed in the office of the Secretary of State, on the 23rd day of November, A.D., 1971, as provided by the laws of the State of Oklahoma.

NOW, THEREFORE, I, the undersigned, Secretary of State of the State of Oklahoma by virtue of the persons vested in me by law, issue this Certificate of Incorporation.

IN TESTIMONY WHEREOF, Thereunto set my hand and cause to be offered the Great Seal of the State of Oklahoma.

at the City of Oklahoma City, this 23rd day of November, A.D., 1971

/s/ John Rogers
Secretary of State

By	/s/

ARTICLES OF INCORPORATION

STATE OF OKLAHOMA    )

                                                ) ss.

COUNTY OF TULSA          )

We, the undersigned Incorporators,

Name	Address	City & State

Charles Schusterman	1209 Mid-Continent Bldg.	Tulsa, Oklahoma
Charles C. Stephenson, Jr.	1209 Mid-Continent Bldg.	Tulsa, Oklahoma
John e. Barry	711 First National Bldg.	Tulsa, Oklahoma

being persons legally competent to enter into contracts for the purpose of forming a corporation under “The Business Corporation Act” of the State of Oklahoma, do hereby adopt the following Articles of Incorporation:

ARTICLE ONE

The name of this Corporation is

SAMSON RESOURCES COMPANY

ARTICLE TWO

The address of its registered office in the State of Oklahoma is 1209 Mid-Continent Building in the City of Tulsa, County of Tulsa, and the name of its registered agent at such address is Charles Schusterman.

ARTICLE THREE

The duration of the Corporation is FIFTY YEARS.

ARTICLE FOUR

The purpose or purposes for which the Corporation is formed is:

a) To explore and otherwise search for, develop, operate and produce oil, gas and other hydrocarbons, minerals, metals, ore and mineral deposits of all kinds; to acquire (by purchase, lease or otherwise), hold, use, operate, maintain, transfer, sell or otherwise dispose of and otherwise deal in and with oil, gas and mineral leases, working interests whether limited or unlimited, overriding royalties, production payments, net profits interests, carried interests, mineral interests, royalty interests, concessions, and other interests, rights and estates of every nature in oil, gas and other hydrocarbons, minerals, metals, ores and mineral deposits, or any interest therein.

b) To acquire (by purchase, lease or otherwise), construct, maintain, improve and operate one or more plants, factories, refineries, warehouses, service stations, pipe lines and other buildings, vehicles, equipment and facilities which may be necessary, useful, convenient, appropriate or otherwise pertinent in or to any of the business or purposes of the corporation described in this Article Four.

c) To engage in the refining, milling, concentrating, converting, smelting, cracking, fabricating, processing, marketing, buying, selling, transporting, distributing or other trading in or handling of oil, gas and other hydrocarbons, minerals, metals, ores and mineral deposits and their by-products, whether or not severed, extracted, mined, or produced by the corporation, and to engage in any other manufacturing, mercantile, trading or commercial business of whatever character and description (except the banking business).

d) To acquire and own farm and ranch properties and other real estate by purchase, lease or otherwise only to the extent allowed by the jurisdiction in which any such properties are located, to improve or develop the same, to grow farm products or animals of every nature and kind, and to sell any such properties, products and animals.

e) To acquire (by purchase, lease or otherwise) hold, use, develop, dispose of (by sale or otherwise) and otherwise deal in and with real property and any interest therein and goods, ware commodities, merchandise, and other personal property of every character and description.

f) To apply for, acquire (by purchase, lease or otherwise), hold, use, exercise, develop, introduce, register, dispose of (by sale or otherwise) and otherwise deal in and with trademarks, trademark rights, trade names, trade name rights, patents, patent rights, copyrights, processes and secret formulas, and applications for any of the foregoing whether or not relating to any other business or purpose of the corporation, and to grant and receive licenses or sublicenses with respect thereto.

g) To subscribe for, acquire (by purchase, lease, or otherwise), invest in, hold, dispose of (by sale or otherwise) and otherwise deal in and with stocks, bonds, notes, debentures or other securities of any corporation, company, association, trust, firm or person, public, private or municipal, or of any state, district, territory or country, and to exercise any and all rights of ownership thereof, including, without limitation, the right to vote thereon.

h) To borrow money and otherwise contract indebtedness and to issue its bonds, notes, debentures or other evidences of indebtedness therefor, and if deemed desirable, to secure the same by mortgage, pledge, or deed of trust of or lien upon any or all of its property, rights, and “franchises then owned or thereafter to be acquired.

i) To acquire (by purchase, lease or otherwise) as a going-concern or otherwise, the whole or any part of the assets, business, good will rights, franchises or other properties of any corporation, company, association, trust, firm or person, and to undertake or assume the whole or any part of the obligations or liabilities thereof, and to continue any business so acquired, if one lawful for the corporation to engage in, in its own name or otherwise.

j) To pay for any property acquired by it in cash, property, stock, bonds, notes, debentures, or other securities of the corporation or otherwise.

k) To purchase, hold, sell and transfer the shares of its own capital stock and to receive dividends or other distributions thereon; provided that it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital, and provided, further, that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

l) To aid by loan, subsidy, grant or otherwise any corporation, company, association, trust, firm or person; to guarantee or become surety in respect of any or all of the contracts, dividends, stocks, bonds, notes, debentures, and other obligations of any corporation, company, association, trust, firm or person, and if deemed desirable to secure the performance or payment of the same by mortgage, pledge, or deed of trust of or lien upon any or all of the property rights and franchises of the corporation then owned or thereafter to be acquired.

m) To carry on any or all of its business, objects and purposes as principal, factor, agent, custodian, nominee, trustee, contractor, broker, general partner (in a general or limited partnership), limited partner or otherwise, either alone or for the account of or in conjunction or partnership with such persons, firms, associations and corporations as may enter into agreements with it.

n) In carrying on its business, objects and purposes, to enter into and perform agreements and contracts of every character and description.

o) To have one or more offices and to carry on all or any part of its operations and business in any place wheresoever.

p) To engage in any lawful act, activity or business.

ARTICLE FIVE

a) The aggregate number of shares which the corporation shall have authority to allot is Ten Thousand (10,000) shares of Common Stock of the par value of $1.00 per share.

b) There shall be no other class of stock of the corporation than the common stock set out hereinabove.

ARTICLE SIX

The amount of stated capital with which the corporation shall begin business is FIVE HUNDRED DOLLARS ($500.00) which has been fully paid in.

ARTICLE SEVEN

The number and class of shares to be allotted by the corporation before it shall begin business shall be FIVE HUNDRED SHARES (500) of common stock of the par value of $1.00 each for which the corporation shall receive a consideration of FIVE HUNDRED DOLLARS ($500.00).

ARTICLE EIGHT

The number of Directors to be elected at the first meeting of the shareholders is three (3), who shall be and constitute the Board of Directors of the corporation and serve as such until their successor are duly elected and qualify, as provided in the By-laws of the Corporation to be hereafter adopted. The Board of Directors of the corporation shall be vested with power and authority:

a) To accept or reject subscriptions for shares of the corporation on such terms as may seem appropriate, except as otherwise provided by law;

b) To make, alter, or repeal the By-laws of the corporation subject to the power of the shareholders to alter or repeal such By-laws, provided, however, that the Board of Directors shall not adopt, alter, or repeal any By-laws fixing their number qualifications, classifications or term of office;

c) To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve or reserves in the manner in which same were created;

d) To designate by resolution adopted by a majority of the entire Board of Directors one or more committees, each committee to consist of two or more of the Directors of the corporation, which to the extent provided in the resolutions or in by By-laws of the corporation shall have and may exercise the may be stated in the By-laws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

The enumeration in this Article of certain powers and authority expressly conferred on the Board of Directors of this corporation shall not be construed as a restriction on or limitation of other powers, and the Board of Directors of this corporation shall exercise all power and authority authorized to be exercised by boards of directors of corporations organized under “The Business Corporation Act” of the State of Oklahoma in the absence of any restriction or limitation thereon in the Articles of Incorporation, and any additional powers and authority which may be reasonably necessary or convenient in connection therewith, in addition to the powers expressly enumerated herein.

ARTICLE NINE

The following provisions are hereby adopted for the management of the business and for the conduct of the affairs of the corporation.

a) The corporation may, in its By-laws, confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authority expressly conferred upon them by the laws of the State of Oklahoma.

b) The corporation may enter into contracts and transact business with one or more of its directors or with any partnership of which one or more of its directors are members of employees or in which they are interested or with any corporation or association of which one or more of its Directors are stockholders members, directors, officers or employees or in which they are interested, or with any trust of which one or more of its Director are trustees or in which they are interested, and such contract or transaction shall not be invalidated or in any way affected by the fact that such Director or Directors have or may have interest therein which are or might be adverse to the interests of the corporation (even though the vote of the Director or Directors having such adverse interest shall have been necessary to obligate the corporation upon such contract or transaction) provided that the fact of such interest shall be disclosed or known to the other Directors or stockholders acting upon or in reference to such contract or transaction. No Director or Directors having such disclosed or known adverse interest shall be liable by reason of such adverse interest to the corporation or to any stockholder or credit thereof, or to any other person, for any loss incurred by the corporation under or by reason of any such contract or transaction; nor shall any such Director or Directors be accountable for any gains or profits realized thereon. The provisions of this paragraph shall not be construed to invalidate or in any way affect any contract, transaction or corporate action which otherwise would be valid under the common or statutory law applicable thereto.

c) No right to dissent, as set out in “The Business Corporation Act” of the State of Oklahoma or subsequent amendments thereto shall exist in behalf of any shareholder of this corporation as to any specified corporate action or as to all corporate action if such action be approved by the vote or written consent of the holders of at least Ninety Percent (90%) of all outstanding shares the corporation.

ARTICLE TEN

All voting power shall be vested in the holders of the common stock of the corporation, and any holder of common shares shall be entitled at each meeting of the shareholders to one vote or each common share standing in the name of such shareholder on the books of the corporation.

DATED at Tulsa, Oklahoma, this 19th day of November, 1971.

/s/ Charles Schusterman
Charles Schusterman

/s/ Charles C. Stephenson, Jr.
Charles C. Stephenson, Jr.

/s/ John E. Barry
John E. Barry

“INCORPORATORS”

STATE OF OKLAHOMA    )

                                                ) ss.:

COUNTY OF TULSA          )

BEFORE ME, the undersigned, a Notary Public, in and or said County and State, on this 19th day of November, 1971, personally appeared CHARLES SCHUSTERMAN, CHARLES C. STEPHENSON, R., and JOHN E. BARRY, to me known to be the identical persons ho executed the foregoing ARTICLES OF INCORPORATION and acknowledged to me that they executed the same as their free and voluntary act and deed, for the uses and purposes therein set forth.

WITNESS my hand and official seal the day and year last above written.

/s/ Lyda Mae Conley
Notary Public

My commission expires:

August 10, 1975

[SEAL]

AFFIDAVIT AS TO PAID-IN CAPITAL

STATE OF OKLAHOMA    )

                                                ) ss.:

COUNTY OF TULSA          )

CHARLES SCHUSTERMAN, CHARLES C. STEPHENSON, R., and JOHN E. BARRY, of lawful age, being first duly sworn, each for himself, deposes and says that the above named affiants constitute a majority of the Incorporators of SAMSON RESOURCES COMPANY, a proposed corporation, and that the amount of stated capital with which said corporation will begin business, as set out in its attached ARTICLES OF INCORPORATION, has been full paid in.

DATED this 19th day of November, 1971.

/s/ Charles Schusterman
Charles Schusterman

/s/ Charles C. Stephenson, Jr.
Charles C. Stephenson, Jr.

/s/ John E. Barry
John E. Barry

SUBSCRIBED and sworn to before me this 19th day of November, 1971.

/s/ Lyda Mae Conley
Notary Public

My commission expires:

August 10, 1975

[SEAL]